SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


                Date of Report: February 11, 1997
                (Date of earliest event reported)


                   D E E R E  &  C O M P A N Y
       (Exact name of registrant as specified in charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                             1-4121
                    (Commission File Number)

                           36-2382580
                (IRS Employer Identification No.)

                         John Deere Road
                     Moline, Illinois 61265
      (Address of principal executive offices and zip code)

                          (309)765-8000
      (Registrant's telephone number, including area code)


 (Former name or former address, if changed since last report.)


                       Page 1 of 9 pages.
              The Exhibit Index appears at Page 4.






Item 7. Financial Statements, Pro Forma Financial Information and
        Exhibits.

(c)     Exhibits

          (99)  Press release and additional information.














































Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                           DEERE & COMPANY



                           By   /s/ Frank S. Cottrell
                           Frank S. Cottrell, Secretary


Dated: February 11, 1997
































EXHIBIT INDEX



                                                    Sequential
                                                    Page Number
Number and Description of Exhibit

(99)  Press release and additional information        Pg. 5








































EXHIBIT 99

Contact: Robert J. Combs
         Deere & Company
         309/765-5014


DEERE & COMPANY FIRST QUARTER 1997 EARNINGS

For Immediate Release (February 11, 1997)

 MOLINE, ILLINOIS -- Deere & Company today reported record first quarter worldwide net income of $176.7 million or $.69 per share for the quarter ended January 31, an increase of 10 percent in earnings per share compared with $166.2 million or $.63 per share in the first quarter of 1996. Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "The higher profits resulted from strong worldwide retail demand for the company's products, especially new tractors and combines. Operating margins also improved, reflecting the results of the company's continuous improvement and quality initiatives. First quarter net income increased six percent, while net income per share increased 10 percent due to the company's previously announced share repurchase program."

 Worldwide net sales and revenues for the first quarter increased three percent to $2.396 billion compared with $2.318 billion for the first quarter of 1996. Net sales of agricultural, industrial, and commercial and consumer equipment were $2.003 billion for the quarter compared with $1.937 billion last year, a gain of three percent. Export sales from the United States benefited from increased sales to the former Soviet Union and totaled $392 million for the quarter compared to $308 million for the same period last year. Overseas sales also increased, rising by nine percent over last year's strong first quarter levels. Overall, the company's comparable physical volume of sales to dealers (excluding the sales by the newly consolidated Mexican subsidiaries) was up slightly compared to last year.

 The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $135.4 million for the first quarter compared with $116.1 million for the same period last year. Worldwide equipment operating profit increased to $237 million or 12 percent of net sales in the first quarter compared with $221 million or 11 percent of net sales last year. Worldwide agricultural equipment operating profit increased 32 percent to $195 million for the quarter compared with $148 million last year, reflecting higher sales volumes as well as improved operating margins, in both the company's North American and overseas operations. Worldwide industrial equipment operating profit totaled $38 million, lower than last year's levels due to costs associated with growth initiatives including the continued development of new, more fuel-efficient engines and start-up expenses associated with the major engine facility in Torreon, Mexico. However, sales related to construction equipment products continued at strong levels in the first quarter. Worldwide commercial and consumer equipment operating profit totaled $4 million, down from last year's first quarter levels, primarily as a result of lower shipping activity associated with the company's asset control efforts. These efforts include a program started during the fourth quarter of 1996, that focuses on providing products closer to the required customer delivery dates, thereby enabling the company to reduce its level of asset investment. Overseas operating profit totaled $69 million, up 17 percent from last year, reflecting strong sales demand and improved operating efficiencies.

 The company's asset management initiatives continued to show excellent results with equipment operations' asset levels as a percent of the last 12 months net sales totaling 72 percent at the end of the first quarter of 1997 compared with 79 percent a year ago. Trade receivables and company inventories totaled $4.211 billion at January 31 compared with $4.357 billion at the end of the same period last year.

 Net income of the financial services subsidiaries was $43.3 million for the first quarter compared with $48.7 million last year. Net income of the credit operations decreased from $34.5 million last year to $32.9 million this year. Higher income from a larger receivable and lease portfolio was more than offset by lower financing spreads and higher expenditures associated with several growth initiatives. Net income of the insurance operations decreased from $9.6 million last year to $9.0 million for the current quarter due to a small gain from the sale of the personal lines book of business last year. Health care operations' net income totaled $1.4 million this year compared with $4.6 million last year, reflecting higher selling, administrative and general expenses associated with several new business initiatives. These initiatives should result in continued growth in John Deere Health Care membership in future periods.

Outlook

 "The company's first quarter sales and revenues were in line with our expectations and provide a solid base for strong full-year sales activity," Becherer said. "The remainder of 1997 should benefit from a moderately growing domestic economy, healthy agricultural markets and generally high levels of farmer confidence. Additionally, improving dietary trends and rapid income growth in many developing nations continue to stimulate strong demand for farm commodities, resulting in the need for high levels of future plantings. Although grain and oilseed prices have declined from the historical highs experienced in early 1996, they remain at relatively good levels. Additionally, most domestic livestock producers have benefited from lower grain prices. In 1996, many U.S. farmers received substantial direct government payments provided by the new farm bill. These payments were unrelated to farm income and are expected to continue during 1997. Based on these factors, continued strong overseas demand, and excellent customer response to the many new and innovative products introduced by the company last year, we expect 1997 to be another strong year for the company's agricultural equipment division.

 "Retail demand for industrial equipment should remain strong during 1997 as moderate economic growth and projected low inflation rates should result in relatively favorable mortgage rates and continued good housing demand this year," Becherer said. "Additionally, commercial and consumer equipment industry volumes are projected to increase as sales recover from the weather related problems in 1996. Financial services operations are also expected to remain at favorable levels, reflecting both the healthy demand for the company's products and good economic conditions.

 Based on this outlook, the 1997 planned comparable physical volume of sales has been increased and is now expected to be six percent higher than last year. Second quarter physical volume is also forecasted to increase, and is expected to be 12 percent higher than a year ago.

 "Overall, the outlook for the company's businesses remains very positive," Becherer said. "Although we are investing in numerous strategic growth opportunities throughout the world, our overall net sales and revenues and operating margins will continue at strong levels in response to our continuous improvement initiatives. Additionally, the company's excellent worldwide dealer organization provides strong and critically important linkage to assist the company in exceeding customers' expectations, while reinforcing our commitment to high levels of customer satisfaction. Based on these factors, we expect continued excellent operating performance during the remainder of 1997."




John Deere Capital Corporation

 The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

 John Deere Capital Corporation's net income was $29.7 million in the first quarter of 1997 compared with $32.3 million for the same period last year. Higher income from a 15 percent increase in the average balance of receivables and leases financed was more than offset by lower financing spreads and higher expenditures associated with several growth initiatives.

 Financing receivable and lease acquisition volumes for the quarter increased 29 percent compared to a year ago primarily due to the increased sales of John Deere equipment. Acquisitions of retail notes, revolving charge accounts, leases and wholesale receivables all increased compared with last year.

 Net receivables and leases financed by John Deere Capital Corporation were $5.788 billion at January 31, 1997 compared with $5.005 billion one year ago. The increase resulted from financing receivable acquisitions exceeding collections during the last 12 months, partially offset by retail note sales during the same period. Net receivables and leases administered, which include receivables previously securitized and sold, totaled $6.757 billion at January 31, 1997 compared with $5.969 billion at January 31, 1996.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

 Statements under the "Outlook" heading that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include Equipment Operations (agricultural, industrial and commercial and consumer) and Financial Services (credit, insurance and health care). Forward-looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodities prices, weather, animal diseases, crop pests, harvest yields, real estate values and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and government spending on infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; dealer practices; labor relations; interest and currency exchange rates; accounting standards; and other risks and uncertainties. The company's outlook is based upon assumptions relating to the factors described in the preceding sentence. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent annual report on Form 10-K as filed with the Securities and Exchange Commission.


# # #

The attached data accompany this press release.



































First Quarter 1997 Press Release

Net sales and revenues:
(millions of dollars)
                                          Three Months Ended
                                              January 31
                                                            %
                                        1997     1996     Change
Net sales:
 Agricultural equipment                 1,273    1,186     + 7
 Industrial equipment                     461      443     + 4
 Commercial and consumer equipment        269      308     -13
  Total net sales                       2,003    1,937     + 3
Financial Services revenues               354      347     + 2
Other revenues                             39       34     +15
 Total net sales and revenues           2,396    2,318     + 3

United States and Canada:
 Equipment net sales                    1,415    1,397     + 1
 Financial Services revenues              354      347     + 2
  Total                                 1,769    1,744     + 1
Overseas net sales                        588      540     + 9
Other revenues                             39       34     +15
 Total net sales and revenues           2,396    2,318     + 3

Operating profit*:
 Agricultural equipment                   195      148     +32
 Industrial equipment                      38       52     -27
 Commercial and consumer equipment          4       21     -81
 Equipment Operations                     237      221     + 7
 Financial Services                        68       75     - 9
  Total operating profit                  305      296     + 3
Interest and corporate expenses - net     (22)     (37)    -41
Income taxes                             (106)     (93)    +14
  Net income                              177      166     + 6














Selected balance sheet data:
(millions of dollars)            Jan 31       Oct 31       Jan 31
                                  1997         1996         1996

Equipment Operations:
 Trade accounts and notes
   receivable - net               3,017        3,153        3,378
 Inventories                      1,194          829          980

Financial Services:
 Financing receivables and
   leases financed - net          6,376        6,086        5,549
 Financing receivables and
   leases administered - net      7,512        7,487        6,618
 Insurance companies' assets      1,066        1,068        1,153
 Health care companies' assets      240          236          234

Average shares
   outstanding              256,129,258  260,547,221  262,228,903

* Operating profit is defined as income before interest expense, foreign exchange gains and losses, income taxes and certain corporate expenses, except for the operating profit of Financial
Services which includes the effect of interest expense.

END